                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Continental Can Company, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                         CONTINENTAL CAN COMPANY, INC.
                                 ONE AERIAL WAY
                            SYOSSET, NEW YORK  11791




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 1995




        TO THE HOLDERS OF COMMON STOCK OF CONTINENTAL CAN COMPANY, INC.



          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Continental Can Company, Inc. (the "Company") will be held at 10:00 a.m. on May 17, 1995, at The Union League Club, 38 East 37th Street, New York, New York, for the following purposes:

          1. To elect a Board of fourteen Directors of the Company for the ensuing year.

          2. To vote upon a proposal to adopt the 1995 Restricted Stock Compensation Plan.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The holders of Common Stock of record at the close of business on March 20, 1995, are entitled to vote at the meeting.

                                             By Order of the Board of Directors,

                                                                      ABDO YAZGI
March 28, 1995                                                         Secretary



IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT

   This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors and management of Continental Can Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 17, 1995, and at any adjournments thereof.

   The principal purpose of the Annual Meeting is the election of directors and the approval of a proposal to adopt the 1995 Restricted Stock Compensation Plan. The Board of Directors of the Company knows of no other business to come before the meeting. Stockholders who do not plan to be present at the meeting are requested to date and execute the enclosed form of proxy and return it to the Company.

   The costs of this solicitation will be borne by the Company. Solicitation is to be made primarily by mail, but may be supplemented to some extent by telephone calls made by full-time regular employees of the Company, who will not be specially compensated for this purpose. The approximate date on which this proxy statement and accompanying form of proxy are being sent to stockholders is April 7, 1995.

                                     VOTING

   The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions thereon. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted for the election of Directors and in favor of the proposal to adopt the 1995 Restricted Stock Compensation Plan. Although the Board of Directors does not know of any business to be transacted at the meeting other than as indicated herein, if any other matter is properly brought before the meeting, shares with respect to which proxies have been received will be voted in accordance with the judgment of the proxies. Stockholders have the right to revoke their proxies by notifying the Secretary of the Company in writing at any time prior to the time the shares are actually voted, by executing and delivering a subsequently dated proxy, or by voting in person at the meeting.

   The Company presently has one class of voting securities outstanding and entitled to vote at the meeting: Common Stock (par value $.25). The close of business on March 20, 1995, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the meeting, and only the holders of shares of Common Stock of record at that time will be entitled to vote. As of the record date, 3,165,057 shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS

   Fourteen directors are to be elected at the meeting to constitute the Board of Directors of the Company, to serve until the next Annual Meeting of Stockholders or until their successors shall be elected and qualified. Directors will be elected by a plurality of the votes present in person or by proxy at the meeting. Information with respect to the persons proposed to be elected as directors is set forth below:

                                                              Year First
Name and Age                Employment Experience         Became a Director
- --------------------  ---------------------------------  --------------------

Donald J. Bainton(1)  Chairman of the Board of                        1983
63                    Directors and Chief Executive
                      Officer of the Company. Mr.
                      Bainton is also a director of
                      General Public Utilities
                      Corporation, Ingersoll-Rand
                      Company and Plastic Containers,
                      Inc.

Robert L. Bainton(1)  Vice Chairman of the Board of                   1988
67                    Directors.  Prior to his
                      retirement in 1991, Mr. Bainton
                      was President and sole
                      shareholder of B & B Beverage
                      Company, a wholesale distributor
                      of wine and malt alcoholic
                      beverages in New Jersey.

Kenneth Bainton(1)    Partner of The Kouzmanoff                       1990
38                    Partnership, Architects in New
                      York City.  Mr. Bainton has been
                      a practicing architect since
                      1982.

Nils E. Benson        Prior to his retirement in 1989,                1989
71                    Mr. Benson was President of Penn
                      Elastic Company, a manufacturer
                      of apparel textiles.


Name and Age          Employment Experience              Became a Director
- --------------------  ---------------------------------  -----------------

Charles DiGiovanna    Chief Executive Officer and
54                    President of Continental Plastic
                      Containers, Inc. and Continental
                      Caribbean Containers, Inc. since
                      1992.  Prior to that time he had
                      been a consultant to the Company
                      since 1991.  Between 1985 and
                      1991, Mr. DiGiovanna was
                      employed as Chairman and CEO of
                      Darome, Inc., a
                      telecommunications company.
                      Mr. DiGiovanna is a director of
                      Plastic Containers, Inc. and
                      Home Port Bancorp, Inc.

Rainer N. Greeven     Partner of the law firm of                      1972
58                    Greeven & Ercklentz, New York,
                      N.Y.  Mr. Greeven is a director
                      of Smith Barney World Funds,
                      Inc. and Smith Barney/Travelers
                      Series Funds, Inc.

Ronald H. Hoenig      President of Hoenig & Company,                  1989
61                    Inc. an investment banking firm
                      which he founded in 1970.

Charles H. Marquardt  Chief Operating Officer of                      1993
66                    Contintental Plastic Containers,
                      Inc., a subsidiary of the
                      Company, between November 1991
                      and April 1993.  Prior thereto
                      Mr. Marquardt had been a
                      consultant since retiring from
                      the Continental Can Company,
                      Inc. with 36 years of service in
                      1986.  His last position with
                      Continental Can Company was that
                      of Vice President and General
                      Manager of International
                      Operations.  Mr. Marquardt is a
                      director of Plastic Containers,
                      Inc.

V. Henry O'Neill      Private investor concentrating                  1987(2)
70                    in real estate.

John J. Serrell       Prior to his retirement, Mr.                    1981
79                    Serrell was President of Kinetic
                      Development, Inc., an
                      engineering development company.
                      During the last five years, Mr.
                      Serrell has also devoted a
                      portion of his time to
                      activities as an independent
                      business consultant.

Robert A. Utting      President of R.A. Utting &                      1983
71                    Associates, Inc., a business
                      consulting firm.  Prior to his
                      retirement, in 1986, Mr. Utting
                      served as Vice Chairman of The
                      Royal Bank of Canada.

Abdo Yazgi            Executive Vice President, Chief                 1991(3)
42                    Administrative Officer and
                      Secretary of the Company.  Mr.
                      Yazgi is a director of Plastic
                      Containers, Inc.

Cayo Zapata (4)       Director of Tapas Tapones, a                    1992
40                    division of Taenza, S.A. de
                      C.V., since 1987.  Mr. Zapata is
                      a director of Plastic
                      Containers, Inc.

Jose Luis Zapata (4)  Director of Corporate Finance of                1992
35                    Taenza, S.A. de C.V., since
                      1989.  Prior thereto, he served
                      as Director of Corporate Finance
                      for Tapas Tapones, a division of
                      Taenza, S,A. de C.V.  Mr. Zapata
                      is a director of Plastic
                      Containers, Inc.

(1)  Donald and Robert Bainton are brothers and Kenneth Bainton is their nephew.
(2) Mr. O'Neill previously served as a director of the Company from 1982 to 1986.
(3)  Mr. Yazgi previously served as a director of the Company from 1980 to 1984.
(4)  Cayo and Jose Luis Zapata are brothers.

     In case any person named above as a nominee for director shall be unavailable for service at the time of election (which the Company has no reason to foresee will be the case), the proxies solicited by the Board of Directors may be voted in favor of the election of a substitute director selected by the existing directors.

     The Board of Directors of the Company met four times in 1994. No director attended fewer than 75% of the Board and committee meetings held in 1994.

     The Company has a standing Personnel Committee which determines the compensation of the Company's officers and other matters relating to executive personnel. The members of the Personnel Committee are Messrs. Benson (Chairman), Hoenig, R. Bainton, Serrell and C. Zapata. The Personnel Committee met once in 1994. See "Personnel Committee Report Regarding Executive Compensation".

     The Company has a standing Audit Committee which consults with the Company's independent auditors, and reviews the audit report and the adequacy of internal financial controls. The members of the Audit Committee are Messrs. Utting (Chairman), Greeven, Marquardt and O'Neill. The Audit Committee met once in 1994.

     The Company has a standing Nominating Committee which recommends to the Board nominees for Board membership, including committee assignments, organization and composition. The members of the Nominating Committee are Messrs. D. Bainton (Chairman), K. Bainton, Yazgi and J. Zapata. The Nominating Committee will not consider nominees recommended by security holders.

                           COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not also employees of the Company or its subsidiaries receive a $6,500 annual retainer, $1,000 for attendance at each meeting of the Board of Directors and committee of which they are members, and $2,000 for attendance at each meeting of a committee of which they are chairmen, plus expenses. Pursuant to the Director Stock Option Plan (the "Director Plan"), directors may elect to receive a stock option in lieu of the annual retainer. Each electing director receives an option to purchase the nearest number of whole shares obtained by dividing the annual retainer by the fair market value of a share of stock less one dollar. The option exercise price is one dollar per share and an option may not be exercised prior to the first anniversary of the date it was granted nor more than ten years after such date. During 1994, each of nine electing directors received an option to purchase 303 shares of Common Stock under the Director Plan.

     Pursuant to the 1992 Restricted Stock Plan for Non-Employee Directors (the "Restricted Plan"), each non-employee director of the Company receives an award of 300 shares of Company Common Stock during each year of service. Such shares are restricted from transfer while such recipient remains a member of the Board of Directors and the shares are subject to forfeiture under certain circumstances including resignation or failure to stand for reelection prior to age 70.

     The 1990 Stock Option Plan for Non-Employee Directors (the "1990 Plan") provides for the issuance of up to 200,000 shares of Common Stock to directors who are not employees of the Company or its subsidiaries. The 1990 Plan is administered by a Board Committee. The 1990 Plan provides for the grant to each Non-Employee Director, at the commencement of his initial term, of an option to purchase up to 10,000 shares of Common Stock at a price equal to the fair market value of a share of Common Stock on the date of the grant. The options become exercisable on a cumulative basis as to one-tenth of the shares subject to option on the date of the grant and on each of the nine successive anniversaries of such date. The term of the options is 10 years provided that any option holder who ceases to be a member of the Board of Directors forfeits any part of the option grant which has not become exercisable as of such date.

         PROPOSAL TO ADOPT THE 1995 RESTRICTED STOCK COMPENSATION PLAN

     On March 6, 1995, the Personnel Committee of the Board of Directors adopted the 1995 Restricted Stock Compensation Plan (the "Plan") subject to the approval of the Company stockholders at the annual meeting. The adoption of the Plan was ratified by the Board of Directors on March 7, 1995. Copies of the Plan will be furnished to any stockholder upon written request made to the Secretary of the Company.

PURPOSE

     The purpose of the Plan is to motivate and reward certain officers and key employees of the Company and its subsidiaries who occupy responsible executive or other positions with the Company, and to promote the continued long term growth of the Company. The Plan provides a means for such management to receive part of their compensation in a form to encourage both short term and long term profitable growth of the Company and share in the risk with the stockholders.

GENERAL

     A total of 100,000 shares of common stock, par value $.25 per share, will initially be available for issuance under the Plan. Shares may be granted under the Plan for a period of ten years after the approval of the Plan by the stockholders of the Company. Shares issued under the Plan may be either authorized and unissued shares, or reacquired shares held in the Company's treasury. Any shares granted under the Plan which are forfeited, as provided by the Plan, will again be available for issuance under the Plan. The Plan will be administered by the Personnel Committee of the Board of Directors (the "Committee") none of whose members shall be eligible to receive grants under the Plan.

     If as a result of a stock dividend, stock split, recapitalization (or other adjustment in the stated capital of the Company), or as a result of a merger, consolidation, or other reorganization, the number of shares of common stock of the Company is increased, reduced or otherwise changed, the number of shares available under the Plan will be appropriately adjusted, and if by virtue thereof a recipient shall be entitled to new or additional shares, such shares to which the recipient is entitled will be subject to the terms, conditions, and restrictions therein contained relating to the original shares. In the event that warrants or rights are awarded with respect to shares awarded thereunder and the recipient exercises such rights or warrants, the shares or securities issuable upon such exercise will likewise be subject to the terms, conditions and restrictions therein contained relating to the original shares.

GRANT OF SHARES

     Under the Plan shares of common stock may be granted to officers and key employees of the Company and its subsidiaries as determined by the Committee. Management estimates that approximately twenty-five persons are potentially eligible at present to be granted awards under the Plan. The Committee, at the date of the grant, may determine a restricted period during which the granted shares or any portion thereof may be subject to forfeiture. If a recipient leaves the employ of the Company during the restricted period for any reason other than death or total and permanent disability, all shares which at such time are subject to forfeiture shall be forfeited; provided, however, that if a recipient is terminated at the request of the Company or by action of the Company, the Committee may, but need not, determine that some or all of such shares which were subject to forfeiture shall be freed of such restriction. If a recipient ceases to be an employee of the Company or any of its subsidiaries during the restricted period by reason of death or total and permanent disability, the restricted period referred to above shall terminate with respect to such share grant or any portion thereof which remains subject to forfeiture. The Committee may, at any time, in its sole discretion, accelerate or waive all or any portion of restrictions remaining with respect of the grant of shares for any or all recipients.

SALES OF SHARES

     The Plan provides that a certificate representing shares of common stock awarded under the Plan will be issued in the name of the recipient but that, during the restricted period of such award, such certificate will be endorsed with a legend to such effect and shall be held by the Company. Thus, during the restricted period, the recipient will be unable to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of shares of common stock which are subject to forfeiture. The recipient will, however, have all other rights of a stockholder with respect to such shares, including voting rights and the right to receive and retain all cash dividends and to receive other distributions made with respect to such shares.

AMENDMENT OF THE PLAN

The Board of Directors of the Company may amend, suspend or discontinue the Plan prior to its termination, but may not, without the approval of the stockholders of the Company, make any amendment which would increase the aggregate number of shares subject to grant under the Plan except as provided above.

MARKET PRICE OF COMMON STOCK

     If the adoption of the Plan is approved by the stockholders, the Plan will become effective as of March 6, 1995. In this event, the table below indicates for each executive officer, for all directors of the Company who are not executive officers, and for all non-executive officers and employees as a group, the number of shares to which each would be entitled.

                     NEW PLAN BENEFIT
         1995 RESTRICTED STOCK COMPENSATION PLAN
- ----------------------------------------------------------

NAME AND POSITION                                       NUMBER OF SHARES
- -----------------                                       ----------------
Donald J. Bainton, Chief Executive Officer                    19,163
Abdo Yazgi, Executive Vice President                           4,800
John Andreas, Vice President, Manufacturing                      780
                                                              ------
Executive Officers as a Group                                 24,743

Non-Executive Director Group                                       -

All employees other than executive officers                    5,568


     The table above reflects grants made by the Personnel Committee on March 6, 1995 subject to the approval of the Plan by the stockholders. All such grants are subject to forfeiture if the recipient voluntarily leaves the employ of the Company prior to March 6, 2000 for any reason except death or total and permanent disability. On March 6, 1995, the closing price of the Company's common stock as reported on the New York Stock Exchange - Composite Transactions was $24.50 per share. Future grants, if any, will be made by the Personnel Committee in its sole discretion.

     Included in the grant of 19,163 shares to Mr. Bainton are 8,163 shares which are being issued in lieu of a cash bonus for services rendered in 1994. An amount equal to the fair market value of such shares on the date of the grant, $200,000, has been accrued as compensation expense in the Company's financial statements at December 31, 1994. All of the remaining shares in the table with an aggregate fair market value on the date of grant of $542,626 will be charged to compensation expense over a five-year period commencing with the date of the grant.

 The affirmative vote of the majority of the shares of common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Plan. Thus, shareholders who are not present in person or by proxy will not affect the outcome of the vote, assuming a quorum is present at the meeting, whereas shareholders who are present in person or by proxy and who do not vote or who vote to abstain will in effect be voting against approval of the Plan. Brokers who hold shares of common stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this proxy statement is transmitted to the beneficial owners at least 15 days before the meeting.

                             EXECUTIVE COMPENSATION

 The table below shows the compensation paid or credited by the Company and its subsidiaries during the past three fiscal years to each executive officer of the Company whose cash compensation (paid or deferred) in 1994 exceeded $100,000 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION          LONG TERM COMPENSATION
                           --------------------------  -------------------------------
                                                                  AWARDS
                                                       -------------------------------
                                                                         Common Shares
                                                       Restricted Stock   Underlying          All Other
Name and                        Salary      Bonus           Awards         Options           Compensation
Prinicipal Position      Year    ($)         ($)             ($)               (#)                ($)
- -------------------      ----  --------   --------     --------------    -------------       ------------
Donald J. Bainton        1994  $400,000      -         $200,000(1)(2)           -                  -
Chairman of the Board    1993  $381,415      -              -                   -                  -
and CEO                  1992  $302,115      -              -                 30,000               -

Abdo Yazgi,              1994  $265,000   $130,000          -                   -                  -
Executive VP             1993  $252,985      -              -                   -                  -
                         1992  $198,215      -              -                 20,000               -

John Andreas             1994  $ 99,000   $ 25,000
VP-Manufacturing         1993  $ 99,000      -              -                   -                  -
                         1992  $ 99,000      -              -                   -                  -

(1) Subject to the approval of stockholders, Mr. Bainton has been granted 8,163 restricted shares in lieu of a cash bonus for 1994. See "Proposal to Adopt the 1995 Restricted Stock Compensation Plan."

(2) At December 31, 1994, 86,480 shares of Common Stock previously issued to Mr. Bainton between 1984 and 1987 in lieu of any cash compensation are restricted but are eligible to receive dividends, if any. Such shares had a value of $1,902,560 on such date.

OPTION HOLDINGS, GRANTS AND EXERCISES

 The table below shows the total number and values of options to purchase common shares held by named executive officers at December 31, 1994. No options were granted to, or exercised by, such individuals during 1994.

                          OPTION HOLDINGS AND VALUES

                              Number of Common Shares Underlying       Value of Unexercised In-The-Money Options
                             Unexercised Options at Fiscal Year End               at Fiscal Year End (1)
                             --------------------------------------    -----------------------------------------
Name                         Exercisable              Unexercisable    Exercisable               Unexercisable
- ----                         -----------              -------------    -----------               ---------------
Donald J. Bainton             198,000                   22,000          $1,923,400                  $84,000
Abdo Yazgi                    71,600                    14,400          $  543,100                  $50,400
John Andreas                    -                         -                   -                        -

(1) The value of unexercised options is the difference between the aggregate value of the underlying common shares ($22.00 per share on December 31, 1994) and the aggregate exercise price of the options.

EMPLOYMENT AGREEMENT

 Pursuant to Mr. Donald Bainton's employment agreement, which expires on December 31, 1999, stock previously paid to him as compensation which has not been previously released from forfeiture shall remain subject to forfeiture if he voluntarily leaves the employ of the Company prior to December 31, 1999, for any reason except his death or disability. This agreement also provides that in the event of his death prior to December 31, 1999, Mr. Bainton's spouse will continue to receive one-half of his salary until her death or until ten years after his death, whichever occurs first.

PERSONNEL COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

 The goal of the Company's executive compensation program is to attract, motivate and retain executives of the highest caliber. In the belief that this goal is most effectively achieved by closely linking executive compensation to corporate performance and returns to stockholders, the Company has established an executive compensation plan that conditions a very substantial portion of such compensation on the Company's achievement of its annual performance goals, the value of the Company's common stock, and the progress made by the Company toward the achievement of its long term strategies and objectives.

 In 1993 and 1995, the Committee retained an independent executive compensation consultant to prepare a comprehensive report on the Company's compensation policy and practices and generally to advise the Committee in connection with the performance of its duties in executive compensation matters. The independent consultant assisted the Committee in establishing the following compensation guidelines for the Company's executive officers. Fixed compensation or base salaries are to fall at or near the 50th percentile of those paid by comparable multinational manufacturing companies while opportunities for variable incentive compensation should also be at or near the 50th percentile of such group, subject to adjustment in both cases based on the experience and performance of the individual executives. Actual short and long term incentive compensation will reach this goal only in years in which the Committee is satisfied with corporate and individual performance.

 The Company's executive compensation program has three principal components: annual base salaries, short-term incentives consisting of annual bonuses, and long-term incentives consisting of stock options granted under the Company's 1988 Restricted Stock Option Plan or otherwise as determined by the Board. In addition, the Board has approved, subject to the approval of shareholders, the 1995 Restricted Stock Compensation Plan which will provide for the grant of restricted stock to officers and other key empoyees of the Company and its subsidiaries. Short-term incentives consisting of annual bonuses are based primarily upon the Committee's subjective evaluation of corporate and individual performance and thus are directly linked to Company performance, while the long-term incentive of stock options and restricted stock indirectly reflects the Company's performance through changes in the value of the Company's common stock. Both the short-term and long-term incentives have been designed to align the interests of the Company's executive officers with those of the Company's stockholders.

 Base salaries for each executive officer are reviewed annually. Salaries are targeted at the competitive median paid by comparable multinational manufacturing companies for each position. The Chief Executive Officer reviews both relevant survey data as well as the past and expected contributions of each executive officer in determining what adjustments should be made to the salary of each executive officer. These determinations are reviewed with the Committee each year.

 The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's subjective evaluation of his past performance and its expectations as to his future contributions. These deliberations are made with periodic advice by independent compensation consultants.

 Bonuses are reviewed and established by the Committee annually based on the Committee's subjective evaluation of corporate and individual performance. Bonuses for executive officers other than the Chief Executive Officer are discussed and reviewed by the Chief Executive Officer with the Committee.

 Under the Company's 1988 Restricted Stock Option Plan, options to purchase common stock of the Company are granted on a periodic basis to certain officers and other key employees of the Company and its subsidiaries, including executive officers, at an exercise price as determined by the Committee on the date of the grant. Because the compensation element of options is dependent on increases over time in the market value of such shares, stock options represent compensation that is tied to the Company's long-term performance. The Committee determines the number of options and shares of restricted stock to be granted based on the Committee's subjective assessment of individual performance, and on the individual's level of compensation and position with the Company.

 In March 1994, the base salary of the Chief Executive Officer, despite the Committee's satisfaction with the performance of the Chief Executive Officer and external market factors for comparable companies, was not changed by the Committee and remained at $400,000, reflecting the Committee's assessment of the Company's financial performance for the year 1993. For 1994, the Committee has approved a bonus for the Chief Executive Officer of 8,163 shares of common stock in lieu of additional cash compensation of $200,000. See "Proposal to Adopt the 1995 Restricted Stock Compensation Plan."

The Committee believes that the executive compensation program is properly structured to attract and retain the executive resources needed to maximize stockholder returns. The emphasis on variable pay programs, which address both long-term and annual performance as well as both financial and stock performance, ensures that the program functions in the best interests of the Company's stockholders.

                               Personnel Committee:  Nils Benson (Chairman)
                                                     John J. Serrell
                                                     Ronald H. Hoenig
                                                     Robert L. Bainton
                                                     Cayo Zapata

                               PERFORMANCE GRAPH

 Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative return of the New York Stock Exchange Market Index and a Peer Group Index (the Dow Jones Container and Packaging Group Index).

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN 1
       CONTINENTAL CAN COMPANY, INC., NYSE MARKET INDEX AND PEER GROUP INDEX 2

                         [GRAPH APPEARS HERE]


Measurement period      CONTINENTAL CAN   INDUSTRY    BROAD
(Fiscal year Covered)   COMPANY, INC.     INDEX       MARKET
- ---------------------   ---------------   --------    ------
Measurement PT -
1989                    $100              $100        $100

FYE 1990                $139.16           $ 89.25     $ 95.92
FYE 1991                $190.91           $135.95     $124.12
FYE 1992                $123.08           $156.55     $129.96
FYE 1993                $111.89           $151.45     $147.56
FYE 1994                $123.08           $158.11     $144.69



1. Assumes $100 invested on January 1, 1990 and that all dividends were reinvested.
2.  Dow Jones Container and Packaging Group Index.

                                STOCK OWNERSHIP

      As of the Record Date, the following were the only persons known by the Company to be the beneficial owners of more than 5% of the Common Stock. Donald
J. Bainton is Chairman and Chief Executive Officer of the Company.


NAME AND ADDRESS                            AMOUNT AND NATURE
OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP (1)    PERCENT OF CLASS
- -------------------                  -------------------------------  ----------------
Donald J. Bainton                                     439,932 (2)(3)        13.1%
One Aerial Way
Syosset, New York  11791

Aileen Moody Bainton                                  203,815 (3)            6.4 %
Edgewater Drive
Nassau, Bahamas

R.B. Haave Associates, Inc.                           376,200               11.9%
270 Madison Avenue
New York, New York  10016

Sundial International Fund, Ltd.                      194,000                6.1%
P.O. Box N-3742
Nassau, Bahamas

Cayo, Jose Luis and  Paulo Zapata                     924,400 (4)           22.6%
Blvd. de los Virreyes #1145
Lomas Virreyes
11000 Mexico, D.F. Mexico

 The following table sets forth information concerning the beneficial ownership of Common Stock as of the Record Date by each director, nominee and executive officer of the Company and by all directors, nominees and executive officers as a group:


                                       AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
- ------------------------             ------------------------------  -----------------

Donald J. Bainton                                     439,932 (2)(3)        13.1%
Kenneth Bainton                                        64,845 (3)(5)         2.0%
Robert L. Bainton                                       9,567 (3)(6)          *
Nils E. Benson                                          8,324 (7)             *
Charles DiGiovanna                                     44,700 (8)            1.4%
Rainer N. Greeven                                      32,825 (9)            1.0%
Ronald H. Hoenig                                       33,361 (7)            1.1%
Charles H. Marquardt                                    9,800 (10)            *
V. Henry O'Neill                                       24,667 (6)             *
John J. Serrell                                         8,811 (9)             *
Robert A. Utting                                       58,954 (6)            1.9%
Abdo Yazgi                                            108,671 (11)           3.4%
Cayo Zapata                                           924,400 (4)           22.6%
Jose Luis Zapata                                      924,400 (4)           22.6%
John H. Andreas                                         2,460                 *
Marcial B. L'Hommedieu                                  2,800 (12)            *
All directors, nominees and executive
 officers as a group (16 individuals)               1,774,117 (13)          39.7%
 * Less than 1%


(1) Beneficial ownership means sole voting and dispositive power unless otherwise indicated. Stock options described in the footnotes below are those which were exercisable on the Record Date or will become exercisable within 60 days of the Record Date.
(2)  Includes 206,000 shares issuable upon the exercise of stock options.
(3) Pursuant to the regulations of the Securities and Exchange Commission relating to beneficial ownership, Donald, Robert, Kenneth and Aileen Moody Bainton may be deemed to be a group for purposes of determining beneficial ownership. On this basis, each would be deemed the beneficial owner of 718,159 shares of Common Stock (21.2%), including the shares listed in Notes 2, 5 and 6. Each of the Messrs. Bainton and Mrs. Bainton disclaims beneficial ownership of shares beneficially owned by the others.
(4) Includes 30,000 shares subject to option. Also, includes 887,500 issuable to Merrywood, Inc., a corporation wholly owned by a corporation of which Cayo, Jose Luis and Paulo Zapata (who are brothers) are the sole shareholders. Each of the Messrs. Zapata disclaims beneficial ownership of shares and options beneficially owned by the others. (See "Transactions with Management")
(5)  Includes 5,000 shares issuable upon the exercise of stock options.
(6)  Includes 7,367 shares issuable upon the exercise of stock options.
(7)  Includes 7,124 shares issuable upon the exercise of stock options.
(8)  Includes 39,000 shares issuable upon the exercise of stock options.
(9)  Includes 6,851 shares issuable upon the exercise of stock options.
(10) Includes 5,000 shares issuable upon the exercise of stock options.
(11) Includes 76,800 shares issuable upon the exercise of stock options.
(12) Includes 800 shares issuable upon the exercise of stock options.
(13) Includes 412,651 shares issuable upon the exercise of stock options and 887,500 shares issuable to Merrywood, Inc.

                          TRANSACTIONS WITH MANAGEMENT

 In October 1991, the Company and Merrywood, Inc. ("Merrywood"), which is wholly-owned by three brothers, Jose Luis, Cayo and Paulo Zapata, formed a new company, Plastic Containers, Inc. ("PCI"), which purchased all of the outstanding capital stock of Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc. for approximately $150 million. PCI issued and currently has outstanding an aggregate of 100 shares of common stock, par value $1.00 per share, of which 50 shares are owned by the Company and 50 shares are owned by Merrywood.

 The Company entered into an agreement dated September 10, 1992 (the "PCI Agreement") with PCI, Merrywood and Plaza Limited, the record holder of all of the outstanding Merrywood stock, pursuant to which Merrywood delivered to the Company a proxy, irrevocable until 1998, to vote one additional share of PCI Common Stock, thereby giving the Company voting control of PCI. Pursuant to the PCI Agreement, Merrywood has the right, exercisable after July 1, 1994, to exchange (the "Right of Exchange") all of the common stock of PCI owned by Merrywood for 887,500 shares of Common Stock of the Company (the "Exchange Right Shares"), representing approximately 28% of the Company's Common Stock currently outstanding. The number of shares of the Company's Common Stock to be issued pursuant to the Right of Exchange is to be adjusted to appropriately reflect any future stock split, stock combination or reclassification. As an alternative to the Exchange Right, the PCI Agreement also gives Merrywood the right at any time prior to August 7, 1998 to require the Company to purchase its 50% interest in PCI for $30 million, plus interest from November 1991 (the "Put"). If by that date Merrywood has not elected to require the Company to purchase its interest in PCI, then Merrywood is required to exercise the Exchange Right.

 The Company has agreed that, so long as Merrywood has not exercised the Put, the Company will cause up to three nominees of Plaza to be included in the slate of Directors submitted by the Company for election at each annual meeting of the Company's stockholders. Messrs. Zapata and Marquardt are the nominees of Plaza which has also agreed to vote all of its shares of Common Stock in favor of the slate of directors proposed by the Company. In an undertaking pursuant to the PCI Agreement, Mr. Donald Bainton has agreed to vote all of his shares of Common Stock in favor of the Plaza nominees.


             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

 KPMG Peat Marwick LLP acted as the Company's independent accountants in 1994 and has been selected to act in that capacity in 1995. It is expected that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement, if the representative so desires.


                             STOCKHOLDER PROPOSALS

 Stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company on or before December 1, 1995 to be eligible for inclusion in the Company's Proxy Statement and Form of Proxy relating to the 1996 Meeting.


                         ANNUAL REPORT TO STOCKHOLDERS

 A copy of the Company's Annual Report for 1994, containing financial statements for the year ended December 31, 1994 (which is not made a part of this Proxy Statement), is concurrently being furnished to each stockholder of record at the record date for this meeting.

                                             By Order of the Board of Directors,

                                                                      ABDO YAZGI
                                                                       SECRETARY

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 17, 1995



 The undersigned stockholder of CONTINENTAL CAN COMPANY, INC. hereby appoints DONALD J. BAINTON, LINDA DRISCOLL and ABDO YAZGI, or any one or more of them, with full power of substitution and revocation, proxies of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said corporation to be held at 10:00 a.m. on May 17, 1995 at the Union League Club, 38 East 37th Street, New York, New York, and at any adjournment thereof, as follows:

  (1) Election of Directors

      Nominees:Donald J. Bainton, Kenneth O. Bainton,
               Robert L. Bainton, Nils E. Benson,
               Charles DiGiovanna, Rainer N. Greeven,
               Ronald H. Hoenig, Charles H. Marquardt
               V. Henry O'Neill, John J. Serrell,
               Robert A. Utting, Abdo Yazgi, Cayo Zapata and Jose Luis Zapata

      (Mark only one)


      ----
      ---- FOR all nominees listed above, except authority to vote withheld for the following nominees (if any):

      ----------------------------------------------------

      ----
      ---- WITHHOLD authority for all nominees.


  (2) Proposal to Adopt the 1995 Restricted Stock Compensation Plan

      ----              ----                 ----
      ____ For          ____ Against         ____ Abstain

  (3) In accordance with their best judgment upon such other matters as may properly come before the meeting.

                   (continued and to be signed on other side)

                          (continued from other side)



THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE HEREOF. TO THE EXTENT THAT SUCH SPECIFICATIONS ARE OMITTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE PROPOSAL TO ADOPT THE 1995 RESTRICTED STOCK COMPENSATION PLAN AND ON OTHER MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES.



PLEASE SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.



PLEASE DO NOT FORGET TO DATE THIS PROXY   DATED:          ,1995
                                                -----------



                                 --------------------------------
                                 Signature of Stockholder



                                 --------------------------------
                                 Signature of Stockholder

                                 (Please sign exactly as name appears at left, Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title. For joint owners, each should sign.)